UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2008

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

208-8 King Street East, Toronto, Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

(416) 361-9640
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 29, 2008, Compania Minera de Caldas S.A. (“Caldas”), a 95% owned Colombian subsidiary of Colombia Goldfields Ltd. (the “Company”), entered into an agreement (the “Agreement”) with Mineros S.A. (“Mineros”), a corporation organized under the laws of the Republic of Colombia and acting on its own behalf and as representative of Eduardo Pacheco Cortes, Rodrigo Vasquez Mejia, Alberto Velasquez Haupt, Alberto Mejia Hernandez, Carlos Urrutia Valenzuela and Juan Manuel Urrutia Valenzuela (Mineros, together with the individuals listed above, the “Vendors”), to amend the Stock Purchase Agreement (the “SPA”) previously entered into between Caldas and the Vendors. Under the terms of the SPA, Caldas agreed to purchase from the Vendors all of the issued and outstanding shares of Mineros Nacionales S.A., a corporation organized under the laws of the Republic of Colombia, for cash consideration of US$35.0 million.  The SPA provided that the transaction would be completed on April 29, 2008, unless such date were extended by mutual agreement, and Caldas provided a deposit guarantee in the amount of US$2.5 million which would be payable to the Vendors if the transaction were not completed for any reason.  Under the terms of the Agreement, Caldas and the Vendors have agreed to extend the completion date of the transaction to June 30, 2008, unless extended by mutual, express agreement up to July 31, 2008, and Caldas has agreed to deposit a further 20% of the purchase price (US$7 million) on or before May 15, 2008, with the balance due upon closing.  Caldas has also extended the US$2.5 million deposit guarantee previously provided until July 31, 2008.  In addition, the Agreement provides that the balance of the purchase price payable upon closing shall be payable in Colombian pesos based upon the benchmark exchange rate in effect on the date such payment is made or the date on which the further 20% deposit is made, whichever is more advantageous to the Vendors.

The Agreement is attached hereto as Exhibit 99.1.  The SPA was disclosed in the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2008 and was filed as an exhibit to the Company’s Annual Report on Form 10-KSB on March 20, 2008.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Agreement, dated as of April 29, 2008, between Caldas and Mineros

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2008	Colombia Goldfields Ltd.

	By:	/s/ James Kopperson
	Name:	James Kopperson
	Title:	Chief Financial Officer